Exhibit 2.2

EXECUTION COPY

Amendment No. 1 to Merger Agreement

THIS AMENDMENT NO. 1 TO MERGER AGREEMENT (this “Amendment”) is dated effective as of April 15, 2011, by and among Stericycle, Inc., a Delaware corporation (“Buyer”), SAMW Acquisition Corp., a Delaware corporation (“Transitory Subsidiary”), Healthcare Waste Services, Inc., a Delaware corporation (“Target”), and solely in his capacity as representative for the Stockholders and In the Money Optionholders (defined below) pursuant to this Agreement, Joseph Mayernik (“Shareholders Representative”). Each of Buyer, Transitory Subsidiary, Target and Shareholders Representative is referred to herein individually, as a “Party” and collectively, as the “Parties”.

WHEREAS, the Parties entered into an Agreement and Plan of Merger, dated as of September 24, 2010 (the "Merger Agreement"), whereby the Transitory Subsidiary will be merged with and into the Target in a transaction whereby the Target will become a wholly owned subsidiary of the Buyer;

WHEREAS, Parties desire to amend the Merger Agreement in certain respects as more specifically set forth below; and

WHEREAS, capitalized terms not defined herein shall have the meanings given to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereto hereby agree as follows:

1.

Amendment. Any reference to the “Merger Agreement” in the Merger Agreement (including any documents referred to therein and herein) shall refer to the Merger Agreement as amended by this Amendment.

2.

Merger Consideration. The parties hereby amend the definition of “Merger Consideration” in §1 of the Merger Agreement to read in its entirety as follows:

“Merger Consideration” means $237,000,000”

3.

Subsidiary. The parties hereby amend the definition of “Subsidiary” in §1 of the Merger Agreement to strike the last sentence and replace it with a sentence to read as follows:

“For purposes of Target’s representations and warranties in §3, the term “Subsidiary” shall include Health Care Waste Services Corp. as of the Closing Date.”

4.

Closing Tax Benefit. The parties hereby amend the definition of “Closing Tax Benefit” in §1 of the Merger Agreement to read in its entirety as follows:

“Closing Tax Benefit” means (i) forty (40%) of the sum of the total payments hereunder to holders of In the Money Options, less (ii) $120,000.”

5.

Capital Lease Representation. Target represents that the aggregate amount of its capitalized leases does not exceed $900,000 as of the Closing Date.

6.

Capitalization and Indebtedness Representations. Target represents that as of the Closing Date (i) the certified stockholder list delivered to Buyer at Closing is true and accurate and (ii) that the Closing Merger Consideration Payment Schedule delivered by Target to Buyer prior to the Closing includes a true and accurate list of all Target Indebtedness.

7.

In the Money Options. The parties hereby amend §2(c)(iv)(H) of the Merger Agreement to read in its entirety as follows:

“Buyer will cause the Surviving Corporation to deliver (i) that portion of the Closing Merger Consideration due to In the Money Optionholders, pursuant to the Closing Merger Consideration Payment Schedule, to the Surviving Corporation’s payroll vendor for distribution to In the Money Optionholders and (ii) that portion of the Closing Merger Consideration due to the Stockholders to the Paying Agent in the manner provided below in §2(e).”

8.

Additional Consideration. The Shareholder Representative, upon receiving any Additional Consideration (as defined in the Paying Agent Agreement), shall allocate such amount between the In the Money Optionholders and the Stockholders pro rata according to the number of shares held of record at Closing or the number of underlying shares which would have been issued upon exercise of options, as the case may be, and then shall deliver, or cause to be delivered, (i) that portion of any such Additional Consideration, including without limitation any Escrow Funds distribution and Change of Control Payments pursuant to §5(j) of the Merger Agreement, due to In the Money Optionholders to the Surviving Corporation for further distribution by its payroll vendor to In the Money Optionholders and (ii) that portion of any Additional Consideration due to the Stockholders to the Paying Agent for distribution to the Stockholders.

9.

Net Merger Consideration. The parties hereby amend §2(c)(iv)(E) of the Merger Agreement to read in its entirety as follows:

“Buyer will pay the following amounts: (i) $800,000 shall be paid to Rehrig Pacific Company, Inc., a Delaware corporation, the LLC Dissolution Payments; (ii) $2,000,000 shall be paid to MNC Holdings, LLC, a Delaware limited liability company, pursuant to a transaction described in §5(n)(ii); and (iii) $300,000 shall be paid to HWS Shareholder Representative, LLC, a Delaware limited liability company, for a Shareholder Representative expense reserve fund.”

10.

Paying Agent and Payroll Vendor. The parties hereby amend §2(e)(ii)(A) of the Merger Agreement to read in its entirety as follows:

Buyer will first allocate the Closing Merger Consideration between the In the Money Optionholders and the Stockholders pursuant to a Closing Merger Consideration Payment Schedule delivered by Target to Buyer prior to the Closing and shall then furnish to (i) the Surviving Corporation for further distribution by its payroll vendor that portion of the Closing Merger Consideration due to the In the Money Optionholders, and (ii) Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services), a New Jersey limited liability company (the “Paying Agent”) that portion of the Closing Merger Consideration due to the Stockholders.

11.

Limitation on Buyer Indemnification Claims. The parties hereby amend §8(f)(i) of the Merger Agreement to read in its entirety as follows:

“except for any claim relating to: (A) a failure to comply with the requirements of the New York Business Integrity Commission or (B) the payments made pursuant to §2(c)(iv)(E)(ii) and (iii) for which no threshold shall apply, no claim shall be made with respect to any Loss (or series of related or similar Losses) unless and until the aggregate amount of all such Losses exceeds $1,000,000, and then only to the extent of such excess;

12.

Ratification. Except as expressly amended by this Amendment, the Merger Agreement and the schedules and exhibits thereto shall remain in full force and effect. None of the rights, interests and obligations existing and to exist under the Merger Agreement are hereby released, diminished or impaired, and the parties hereby reaffirm all covenants, representations and warranties in the Merger Agreement.

13.

Execution in Counterparts. For the convenience of the Parties, this Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.

Governing Law. This Amendment shall be governed by and construed in accordance with the terms of the Merger Agreement.

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IN WITNESS WHEREOF, Parties have executed this Amendment effective as of the date written above.

Buyer:

Stericycle, Inc.

a Delaware corporation

By:

/s/ Frank J.M. ten Brink

Name:

Frank ten Brink

Title:

Executive Vice President and

 Chief Financial Officer

Acquisition Sub:

SAMW Acquisition Corp.

a Delaware corporation

By:

/s/ Frank J.M. ten Brink

Name:

Frank ten Brink

Title:

Vice President

The Company:

Healthcare Waste Solutions, Inc.

a Delaware corporation

By:

/s/ Joseph Mayernik

Name:

Joseph Mayernik

Title:

President

Shareholder Representative:

By:

/s/ Joseph Mayernik

Joseph Mayernik